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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

    CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 30, 2001

IHOP CORP.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-8360	95-3038279
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

450 North Brand Boulevard, Glendale, California (Address of principal executive offices)	91203 (Zip Code)

Registrant's telephone number, including area code: (818) 240-6055

450 North Brand Boulevard, Glendale, California
(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.

    The following is the complete text of a press release issued by Registrant on October 30, 2001:

    "IHOP CORP. REPORTS THIRD QUARTER RESULTS

    "GLENDALE, Calif.—October 30, 2001—IHOP Corp. (NYSE: IHP) today announced results for its third quarter ended September 30, 2001.

    "The Company reported net income of $11.1 million or diluted earnings per share of $0.53 in the third quarter of 2001 compared with net income of $10.1 million or diluted earnings per share of $0.50 in the third quarter of 2000—an increase of 9.9% in net income and 6.0% in diluted earnings per share. For the nine months ended September 30, net income was $28.7 million or diluted earnings per share of $1.39 in 2001 compared with net income of $25.6 million or diluted earnings per share of $1.27 in 2000—an increase of 12.2% in net income and 9.4% in diluted earnings per share.

    "In the third quarter 2001 total revenues were $81.1 million, an increase of 3.1% over the third quarter 2000. For the nine months ended September 30, total revenues were $234.0 million, an increase of 7.7% over the same period in 2000.

    "System-wide comparable store sales decreased 0.4% for the quarter and increased 0.5% for the nine months ended September 30, 2001.

    "In the third quarter 2001, IHOP franchised 19 restaurants compared to 27 in the third quarter 2000. For the nine months ended September 30, 2001, IHOP franchised 55 restaurants, which equaled the 55 in the same period in 2000.

    "Commencing in the third quarter, the Company's effective annual tax rate for 2001 was adjusted to 37.5% to reflect the positive results of the Company's tax planning efforts. The effective tax rate in 2000 was 38.5%.

    "Richard K. Herzer, chief executive officer, stated "We continue to be pleased with the progress of our Company, however, we find ourselves in uncertain times. In light of these circumstances, we will continue to concentrate on our unit level focus and will operate our restaurants in response to our guests needs."

    "System-wide sales increased 6.5% in the quarter and 8.1% in the nine months ended September 30, 2001 over the same periods in 2000. The sales increase is primarily the result of growth in the number of effective restaurants and increases in average per unit sales. Effective restaurants grew by 4.1% in the third quarter and by 5.5% for the nine months ended September 30, 2001 over the same periods in 2000. Average sales per effective restaurant increased 2.3% in the third quarter and increased 2.6% for the nine months ended September 30, 2001 over the same periods in 2000. During the second quarter 2001 the area licensee in Japan negotiated an early termination of its area license agreement. Excluding the 32 units operated by the Company's area licensee in Japan, system-wide sales increased 9.2% for the quarter and 10.1% for the nine months ended September 30; effective restaurants grew by 7.9% in the quarter and 7.8% for the nine months ended September 30; average sales per effective restaurants increased 1.1% in the quarter and 2.0% for the nine months ended September 30, 2001 over the same periods in 2000.

    "Since the tragic events of September 11, 2001, IHOP has experienced some decline in retail sales. During the six weeks subsequent to September 11, 2001, comparative sales are approximately 2% below the prior year.

    "Results for the full year 2001, are still expected to fall within the Company's previous guidance of $1.90 to $2.02 diluted earnings per share.

    "As of September 30, 2001, there were 982 IHOP restaurants in the chain, 789 operated by franchisees, 123 operated by area licensees and 70 operated by IHOP.

    "Conference Call Broadcast

    "The Company's third quarter 2001 investor conference call will be broadcast live over the Internet today, October 30 at 5:00 p.m. EST (2:00 p.m. PST). The broadcast will be hosted on the Company's Investor Relations Web Site located at www.ihop.com. Participants should allow approximately five minutes prior to the call's start time to visit the site and download any streaming media software needed to listen to the broadcast. An online archive of the broadcast will be available approximately four hours following the live call.

    "Forward-Looking Statements

    "There are forward-looking statements contained in this news release. They use such words as "may," "will," "expect," "believe," "plan," or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP's control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP's overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP's filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHOP CORP.
Dated: October 30, 2001	By	/s/ MARK D. WEISBERGER Mark D. Weisberger Secretary

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FORM 8-K
Item 9. Regulation FD Disclosure.
SIGNATURES